                                                                       Exhibit 5

                                THE GALAXY FUND

                          GALAXY ASSET ALLOCATION FUND
                           GALAXY EQUITY INCOME FUND
                         GALAXY GROWTH AND INCOME FUND
                          GALAXY STRATEGIC EQUITY FUND
                            GALAXY EQUITY VALUE FUND
                           GALAXY EQUITY GROWTH FUND
                             GALAXY GROWTH FUND II
                        GALAXY INTERNATIONAL EQUITY FUND
                              GALAXY PAN ASIA FUND
                          GALAXY SMALL CAP VALUE FUND
                        GALAXY SMALL COMPANY EQUITY FUND
                          GALAXY LARGE CAP VALUE FUND
                          GALAXY LARGE CAP GROWTH FUND

                      RETAIL A SHARES AND RETAIL B SHARES

                        SUPPLEMENT DATED MARCH 15, 2002
                   TO THE PROSPECTUS DATED FEBRUARY 28, 2002

THIS SUPPLEMENT CONTAINS NEW AND ADDITIONAL INFORMATION BEYOND THAT CONTAINED IN THE PROSPECTUS AND SHOULD BE READ IN CONJUNCTION WITH SUCH PROSPECTUS.

GALAXY EQUITY VALUE FUND

    On page 22 of the prospectus, revise the table under the section entitled "Average annual total returns" to read in its entirety as follows:

                                     1 YEAR       5 YEARS       10 YEARS         SINCE INCEPTION
                                    --------      --------      --------      ----------------------
Retail A Shares Before Taxes(1)...    -1.22%        10.01%        12.35%      12.23% (9/1/88)
Retail A Shares After Taxes on
  Distributions(1)................    -1.72%         6.99%         9.37%       9.41% (9/1/88)
Retail A Shares After Taxes on
  Distributions and Sale of Fund
  Shares(1).......................    -0.28%         7.44%         9.27%       9.26% (9/1/88)
Retail B Shares(2)................    -0.92%        10.16%           --       11.16% (3/4/96)
S&P 500 (reflects no deduction for                                            14.42% (since 8/31/88)
  fees, expenses or taxes)........   -11.88%        10.70%        12.93%      12.21% (since 2/29/96)
Lipper Multi-Cap Value Funds
  Average (reflects no deduction                                              12.99% (since 8/31/88)
  for fees, expenses or taxes)....    -1.70%        10.57%        12.91%      11.57% (since 2/29/96)

------------------------

(1) The performance of Retail A Shares of the Fund for the periods prior to January 1, 2001 has been restated to include the effect of the maximum 5.75% front-end sales charge payable on purchases of Retail A Shares made on or after January 1, 2001.

(2) The performance of Retail B Shares of the Fund includes the effect of the applicable contingent deferred sales charge payable on redemptions of Retail B Shares that are purchased on or after January 1, 2001 and redeemed within seven years of purchase. See "How to invest in the Funds -- How sales charges work -- Retail B Shares" on page 70.